Advisors Preferred Trust

Class C Shares

(and with respect to Quantified Funds, Advisor Class Shares)

(and with respect to Hundredfold Select Alternative Fund, Service Class Shares)

Distribution Plan

Pursuant to Rule 12b-1

Adopted May 28, 2014 and Supplemented March 28, 2019

WHEREAS, Advisors Preferred Trust, an Delaware statutory trust (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the "Shares"), which may be divided into one or more series of Shares; and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Qualified Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit each series listed on Exhibit A (each a "Fund", collectively the "Funds");

NOW THEREFORE, the Trust hereby adopts this Plan for the Class C Shares (or Advisor Shares with respect to Quantified Funds and Service Class Shares with respect to Hundredfold Select Alternative Fund) of each Fund (hereinafter Class C Shares), in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1.	Distribution Activities. Subject to the supervision of the Trustees of the Trust, each Fund may, directly or indirectly, engage in any activities related to the distribution of Class C Shares of the Fund, which activities may include, but are not limited to, the following (the "Distribution Activities"): (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Class C Shares, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Class C Shares, or that hold Class C Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; (b) payments made to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that render shareholder support services not otherwise provided by the Fund's transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Fund, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request; (c) expenses of maintaining personnel (including personnel of organizations with which the Fund has entered into agreements related to this Plan) who engage in or support distribution of Class C Shares; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class C Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.	(a) Annual Fees. Each Fund may incur expenses for Distribution Activities at an annual rate of up to 0.75% of the average daily net assets of the Class C Shares of the Fund. Expenses reimbursed to the Fund's adviser and/or sub-adviser pursuant to this Plan are in addition to fees paid by the Fund pursuant to the Management Agreement and/or Sub-Advisory Agreement.

(b) Service Fees. In addition to the payments provided for in Section 2 and in order to further enhance the distribution of the Fund's Class C Shares, each Fund shall pay the Distributor a fee at the rate of up to 0.25% of the average daily net assets of the Class C Shares of the Fund for payments made to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that: (a) hold Class C Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; or (b) render shareholder support services not otherwise provided by the Trust's transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request. If FIRNA adopts a definition of “service fees” for purposes of Section 26(d) of the Rules of Fair Practice of FINRA (or any successor to such rule) that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such FINRA definition.

3.	Term and Termination.

(a)	This Plan shall become effective with respect to each Fund listed on Exhibit A (which may be amended) upon: (i) execution of an exhibit adopting this Plan; and (ii) the first issuance of Class C shares of the Fund.

(b)	Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both: (i) the Trustees of the Trust; and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Plan may be terminated with respect to a Fund at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class C Shares of the Funds; and Exhibit A shall be amended accordingly. If this Plan is terminated with respect to a Fund, the Fund will not be required to make any payments for expenses incurred after the date of termination.

4.	Amendments. All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof. In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities (as defined in the 1940 Act) of the Class C Shares of the Fund to which the increase applies.

5.	Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

6.	Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.	Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

8.	Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file at the offices of the Trust and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this Plan are not binding upon the

Trustees, the shareholders of the Trust individually or, with respect to each Fund, the assets or property of any other series of the Trust, but are binding only upon the assets and property of each Fund, respectively.

Exhibit A

Advisors Preferred Trust

Class C Shares Distribution Plan

The Class C Shares Distribution Plan has been adopted with respect to the following Fund(s):

Fund	Class Name	Date Adopted/Effective
The Gold Bullion Strategy Fund^	Advisor	5-28-14
Quantified Managed Income Fund*^	Advisor	5-15-15
Quantified Market Leaders Fund^	Advisor	5-15-15
Quantified Alternative Investment Fund^	Advisor	5-15-15
Quantified STF Fund	Advisor	8-18-15
Hundredfold Select Alternative Fund	Service	3-28-19
Quantified Evolution Plus Fund	Advisor	5-23-19
Quantified Tactical Fixed Income Fund	Advisor	5-23-19
Quantified Common Ground Fund	Advisor	5-23-19
Quantified Pattern Recognition Fund	Advisor	5-23-19
Kensington Managed Income Fund	C	8-20-19
Kensington Dynamic Growth Fund	C	8-19-20

* Renamed from Quantified Managed Bond Fund effective 8-4-15.

^ Advisor class shares approved as C Class shares, then renamed Advisor Class shares.